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Exhibit 5.8

[Womble Carlyle Sandridge & Rice PLLC Letterhead]

August 3, 2005

Beazer Homes USA, Inc.
1000 Abernathy Road
Suite 1200
Atlanta, Georgia 30328

  Re:
  Beazer Homes USA, Inc.
  Registration Statement on Form S-4

Ladies and Gentlemen:

        We have acted as special North Carolina counsel to Beazer/Squires Realty, Inc., a North Carolina corporation (the "Guarantor"), a subsidiary of Beazer Homes USA, Inc. ("Beazer"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by Beazer and the subsidiaries of Beazer listed in the Registration Statement, including the Guarantor, with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the issuance by the Company of up to $350,000,000 aggregate principal amount of its 6.875% Senior Notes due 2015 (the "New Notes") and the issuance by the Guarantor and certain other subsidiaries listed in the Registration Statement of guarantees (the "New Guarantees") with respect to the New Notes. The New Notes and the New Guarantees will be offered by Beazer in exchange for $350,000,000 aggregate principal amount of its outstanding 6.875% Senior Notes due 2015 which have not been registered under the Securities Act and the guarantees of the Guarantor and certain other subsidiaries of Beazer with respect thereto. The New Notes and the New Guarantees will be issued under an Indenture, dated as of April 17, 2002, as modified, supplemented and amended from time to time, and as further supplemented and amended by a Fifth Supplemental Indenture, dated as of June 8, 2005 (the "Fifth Supplemental Indenture"), among Beazer, the Guarantor, certain other subsidiary guarantors listed in the Registration Statement and U.S. Bank National Association, as trustee (the "Trustee"). This opinion is being delivered to you at your request pursuant to the requirements of Item 21(a) of Form S-4 and Item 601(b)(5) of Regulation S-K. All capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Registration Statement.

        We have reviewed the Guarantor's articles of incorporation and bylaws, each as amended to date (the "Governance Documents"), and have examined the originals, or copies certified or otherwise identified to our satisfaction, of corporate records of the Guarantor, including resolutions adopted by the Board of Directors of the Guarantor as furnished to us by the Guarantor, certificates of public officials and of representatives of the Guarantor, statutes and other instruments and documents, as a basis for the opinions hereinafter expressed. In rendering this opinion, we have relied upon the certificates of public officials and representatives of the Guarantor with respect to the accuracy of the factual matters contained in such certificates. In rendering our opinion in paragraph 1 below, we have relied solely upon a certificate of existence regarding the Guarantor issued by the Secretary of State of North Carolina dated July 28, 2005.

        In our examination of the foregoing, we have assumed, without independent investigation, (i) the genuineness of all signatures and the legal capacity of all signatories, (ii) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies, and (iii) the proper issuance and accuracy of certificates of public officials and representatives of the Guarantor.

        Whenever any opinion below as to the existence or absence of facts is qualified by the phrase "to our knowledge," such phrase indicates only that the lawyers of this firm substantively involved in the representation of the Guarantor with respect to the delivery of this opinion have no actual knowledge of the existence or absence of such facts. Except to the extent expressly stated herein, we have not undertaken any independent investigation to determine the existence or absence of any such facts, and no inference as to our knowledge of the existence or absence of such facts should be drawn from the fact of our representation of the Guarantor.

        Based on and subject to the foregoing and the qualifications and limitations set forth below, and having regard for such legal considerations as we deem relevant, it is our opinion that:

        1.     The Guarantor is a corporation in existence under the laws of North Carolina and has the corporate power to execute, deliver and perform its obligations under the New Guarantees.

        2.     The Guarantor has authorized the execution, delivery and performance of the Fifth Supplemental Indenture by all necessary corporate action.

        3.     The Fifth Supplemental Indenture has been duly executed by the Guarantor.

        4.     The execution and delivery by the Guarantor of the Fifth Supplemental Indenture and the New Guarantees and the performance of its obligations thereunder do not (i) require any consent or approval of the Guarantor's shareholder(s), or (ii) to our knowledge, violate any applicable law or any judgment or order of any court or governmental authority that is binding on the Guarantor, which violation would impair its ability to perform its obligations under the New Guarantees, or (iii) violate any of the Governance Documents.

        The opinions set forth above are subject to the following qualifications and exceptions:

        This opinion is limited to the laws of the State of North Carolina, excluding local laws of the State of North Carolina (i.e., the statutes and ordinances, the administrative decisions and the rules and regulations of counties, towns, municipalities and special political subdivisions of, or authorities or quasi-governmental bodies constituted under the laws of, the State of North Carolina and judicial decisions to the extent they deal with any of the foregoing), and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

        This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

        This opinion is delivered solely for your benefit in connection with the Registration Statement and, except as provided in the following paragraph with respect to the inclusion of this opinion as an exhibit to the Registration Statement, this opinion may not be quoted in whole or in part, filed with any governmental agency or otherwise used or relied upon by any other person or for any purpose without our prior written consent.

        We hereby consent to the references in the Registration Statement to our Firm under the caption "Legal Matters" and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Womble Carlyle Sandridge & Rice PLLC

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  Exhibit 5.8